                                                                    Exhibit 99.1



                                  RISK FACTORS


Recent Operating Losses

  The Company incurred losses from operations of $3,646,000 in the fiscal year ended December 31, 1995 (including a non-recurring write-off of purchased research and development costs of $3,200,000) and $1,855,000 in the six months ended June 30, 1996. At June 30, 1996, the Company had an accumulated deficit of approximately $11,863,000. In the fiscal year ended December 31, 1995 and the six months ended June 30, 1996, the Company made significant expenditures for product development and sales and marketing in support of the product launch of Enhanced CU-SeeMe, which became commercially available in March 1996. The Company expects that it will be required to continue to invest heavily in product development and sales and marketing programs in order to be competitive and capture market share, particularly in the videoconferencing market. In addition, the Company has hired a significant number of employees since January 1995 and expects to continue hiring additional sales, customer service, management, software development and technical support employees during the remainder of 1996 as the Company continues to develop and expand its operations. This significant increase in its workforce may negatively impact the Company's results of operations in the future, particularly if sales of new products fall below expectations.

  Sales to Ingram Micro, Inc. represented 21% and 16% of the Company's total revenue in the fiscal years ended December 31, 1994 and 1995, respectively. The loss of, or a significant curtailment of purchases by, Ingram Micro, Inc., including a loss or curtailment due to factors outside of the Company's control, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers" and Note 1 of Notes to the Company's Consolidated Financial Statements.

  As a result of the foregoing factors, the Company may incur further losses in the future. There can be no assurance that the Company will achieve profitable operations in any future period. In addition, as a result of the Company's acquisition of ASC on a purchase accounting basis in the fourth quarter of fiscal 1995 and the Company's decision to shift its focus to the development, marketing and support of videoconferencing software, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "--Transition of Product Focus; Dependence on New Products," "The
Company," "Selected Financial Data" and "Management's Discussion and
Analysis of Financial Condition and Results of Operations."


Developing Market; Unproven Acceptance of the Company's New Products

  The market for audio and video services and related software products for the Internet and intranets, such as Enhanced CU-SeeMe and the White Pine Reflector, has only recently begun to develop, is evolving rapidly and is expected to be characterized by an increasing number of market entrants. The Company's future success will depend in large part on the continued expansion of the videoconferencing market in general and the adoption of the Internet as a principal medium for commercial and consumer videoconferencing in particular. As is typical in a new and rapidly evolving industry, demand for and market acceptance of recently introduced products, such as Enhanced CU-SeeMe and the White Pine Reflector, are subject to a high level of uncertainty. Certain factors, including the present inability of subscribers of certain widely used on-line Internet access providers to use Enhanced CU-SeeMe over these providers' networks, the present inability to videoconference with users of other vendors' videoconferencing systems, difficulties in locating people on the Internet and uncertainty regarding vendors' willingness to adopt industry standards, may limit demand for and market acceptance of Enhanced CU-SeeMe and the White Pine Reflector. The continuation of such uncertainty or of such limitations may have a material adverse effect on sales of Enhanced CU-SeeMe and the White Pine Reflector and on the Company's business, financial condition and results of operations. Also, enterprises that have already invested substantial resources in other means of communicating information may be reluctant or slow to adopt videoconferencing generally and Internet videoconferencing in particular. As a result of networking latencies, data packet loss and significant variations in Internet infrastructure and users' set-ups and configurations, the quality of audio communications over the Internet is inferior to the quality of conventional telephone conversations and the quality of video communications over the Internet may vary from connection to connection and in certain instances may be inferior to the quality of hardware-based videoconferencing systems. As a result, there can be no assurance that videoconferencing communications over the Internet and intranets will become widespread or that Enhanced CU-SeeMe or the White Pine Reflector will become widely installed.

  Moreover, the market for Internet services and software has developed only recently. Commercial use of the Internet has been constrained by customer demands for increased accessibility, reliability, speed, security and support, and there can be no assurance that the infrastructure or complementary products necessary for the Internet to become a viable medium of business communications and activity in general, and as a medium of videoconferencing communications in particular, will develop. In particular, there can be no assurance that access to the Internet will continue to be available on a widespread basis, that the Internet will not experience dramatic and unforeseen technological difficulties, that the Internet will not be plagued by computer viruses or other destructive technologies, that the introduction of complementary products and technologies such as high speed modems and security procedures for commercial transactions will not be delayed, that the development and adoption of new standards and communications protocols will not be delayed, that the current pricing structure for access to the Internet will continue, or that growth in the number of users or the level of usage of the Internet will not exceed the capacity of the Internet infrastructure to serve all potential users. Moreover, critical issues concerning the commercial use of, distribution of information on, and governmental regulation of the Internet (including access, security, quality of services, price, ease of use, property ownership, and liability and other legal issues) remain unresolved and may affect both the growth of the Internet and the Company's business. As the Internet and the related infrastructure continue to evolve, there can be no assurance that the Internet will not develop in unforeseen directions that will have a material adverse effect on the Company's business, financial condition and results of operations. For example, because the performance of the Company's products depends on, among other things, the availability of adequate bandwidth on network connections, any significant reduction in the rate of improvement of the available speed of network data transmission could have a material adverse effect on the Company's business, financial condition and results of operations.

  If for any reason the market for Internet videoconferencing services fails to grow, grows more slowly than anticipated or becomes saturated with competitors' products, the Company's business, financial condition and results of operations will be materially and adversely affected.


Competition

  The market for videoconferencing products and services is extremely competitive, and the Company expects that competition will intensify in the future. The Company believes that the principal competitive factors in the videoconferencing industry are price, video and audio quality, interoperability, functionality, reliability, service and support, hardware platforms supported, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the adoption and evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new software products and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that in the near future the videoconferencing market will experience intense competition in the form of product bundling or significant price reductions. The

Company currently competes, or expects to compete, directly or indirectly with the following categories of companies: (i) traditional hardware-based videoconferencing companies, such as PictureTel Corporation, VTEL Corporation and Compression Labs, Incorporated; (ii) emerging videoconferencing technology companies, such as Cinecom Corporation, Connectix Corporation, Creative Labs, Inc. and VDONet Corp.; (iii) vendors of operating systems and browsers such as Microsoft Corporation, which recently introduced NetMeeting, a product that enables point-to-point audio and data communication over the Internet, and Netscape Communications Corporation, which recently acquired Insoft, Inc. and its audio and videoconferencing technology; (iv) videoconferencing support companies, such as VideoServer, Inc., Lucent Technologies, Inc. and Accord Ltd.; and (v) other companies developing videoconferencing systems. PictureTel Corporation and Intel Corporation each recently announced plans to license products competitive with Enhanced CU-SeeMe to manufacturers of personal computers and modems for inclusion in prepackaged multimedia and other systems. In July 1996, Intel Corporation also announced a cross-licensing agreement with Microsoft Corporation to share implementations of certain industry standards and application frameworks, which the Company expects will enhance the competitiveness of the products offered by both companies. In addition, because the barriers to entry in the software market are relatively low and the potential market is large, the Company anticipates continued growth in the industry and the entrance of new competitors in the future. Enhanced CU-SeeMe and the White Pine Reflector also compete with videoconferencing software that is available on the Internet and can be downloaded by users for either no charge or extended evaluation. Cornell Research Foundation, Inc. (the "Cornell Foundation") makes CU-SeeMe ("Freeware CU-SeeMe") and a related server freely available over the Internet. See "Business--Proprietary Rights."

  In the market for X Windows products, the Company faces significant direct competition from a number of PC X server software vendors, including Hummingbird Communications Ltd., NetManage, Inc., Network Computing Devices, Inc. and Walker Richer and Quinn Inc., as well as indirect competition from manufacturers of dedicated X terminals. The Company's principal competitor in this market is Hummingbird Communications Ltd., the largest supplier of X server software products for the PC platform. To the extent that these and other companies introduce new or enhanced PC X server software products, the Company will face increased competition.

  In the terminal emulation market, the Company currently competes with the following categories of companies: (i) vendors of International Business Machines Corporation host connectivity products, including Attachmate Corp. and Wall Data Incorporated; (ii) vendors of TCP/IP terminal emulation products, including FTP Software, Inc. and NetManage, Inc.; and (iii) vendors of Digital Equipment Corporation and Hewlett-Packard Company host connectivity products, including Walker Richer and Quinn Inc.

  Many of the Company's current and potential competitors, including Hummingbird Communications Ltd., Intel Corporation, Microsoft Corporation, Netscape Communications Corporation and PictureTel Corporation, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.

  To remain competitive, the Company will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the

Company may have relationships, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market shares. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations.


Potential Fluctuations in Quarterly Results

  The Company has experienced fluctuations in its quarterly results of operations and anticipates that such fluctuations will continue and could increase. The Company's quarterly results of operations may vary significantly depending on a number of factors, some of which are outside of the Company's control. These factors include the timing of the introduction or acceptance of new products offered by the Company or its competitors, changes in demand for Internet services, changes in the mix of products provided by the Company, changes in pricing strategies by the Company and its competitors, changes in the markets served by the Company, changes in regulations affecting the industry, changes in the Company's operating expenses, capital expenditures and other costs relating to the expansion of operations, changes in its personnel and general economic conditions. In addition, fluctuations in exchange rates may render the Company's products less competitive relative to local product offerings or result in foreign exchange losses. To date, the Company has not engaged in exchange rate hedging activities to minimize the risks of such fluctuations. Although the Company may seek to implement hedging techniques in the future with respect to its foreign currency transactions, there can be no assurance that such hedging techniques will be successful. Historically, the Company's revenue in the third quarter of each calendar year has been adversely affected by seasonal reductions in business activity in Europe and certain other parts of the world during the summer months. There can be no assurance that the Company will be able to achieve or maintain profitability in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in results of operations may result in volatility in the price of the Common Stock.

  A significant portion of the Company's expenses are fixed and difficult to reduce in the event that revenue does not meet the Company's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services or technologies could cause customers to defer or cancel purchases of the Company's products. Any such deferral or cancellation could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, revenue shortfalls can cause significant variations in results of operations from quarter to quarter and could have a material adverse effect on the Company's business, financial condition and results of operations.

  As a result of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below prior results or the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Ability to Manage Change

  The Company has recently experienced significant growth in the number of its employees, the demands on its operating and financial systems, and the geographic area of its operations. In particular, the Company acquired ASC, a French corporation, and its California-based subsidiary in the fourth quarter of 1995. This growth has resulted in new and increased responsibilities for the Company's administrative, operational, development and financial personnel. Additional expansion by the Company may further strain the Company's management, financial and other resources. Certain executive officers of the Company have joined the Company only recently, including Brian L. Lichorowic, its Vice President of Marketing, who joined the Company in August 1996; Richard M. Darer, its Chief Financial Officer and Vice President of Administration, who joined the Company in May 1996; Killko A. Caballero, its Senior

Vice President of Research and Development and Chief Technology Officer, who joined the Company in November 1995; and Jack A. Dutzy, its Vice President of Sales, Americas, who joined the Company in October 1995. There can be no assurance that the Company will be successful in hiring the personnel necessary to manage its changing business. The Company's success depends to a significant extent on the ability of its new executive officers to operate effectively, both independently and as a group, and this ability may be impeded by past and future geographic expansion of the Company internationally and domestically. In addition, the Company relocated its corporate headquarters to larger facilities in Nashua, New Hampshire in late August 1996 to accommodate its expanded operations, and this relocation may result in delays and interruptions as the Company seeks to build its marketing infrastructure and relationships, to develop significant new versions of its products and to consummate the offering made hereby. The Company also recently moved the remainder of its servers offsite to a third party's facilities in order to decrease the likelihood of system failures. There can be no assurance that the Company's systems, procedures, controls and space will be adequate to support expansion of the Company's operations. The Company's future results of operations will depend on the ability of its officers and key employees to manage changing business conditions and to continue to improve its operational and financial control and reporting systems. Any failure of the Company's management to manage change effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees," "-- Facilities" and "Management."


Transition of Product Focus; Dependence on New Products

  Since its inception, the Company has derived a substantial majority of its revenue from licenses of terminal emulation and X Windows software products. These products are expected to continue to generate a significant but declining portion of the Company's revenue for the foreseeable future. As a result, any factor adversely affecting sales of these products, such as shifting of management focus and Company resources, increased price competition, the introduction of technologically superior products by competitors or the release of competing products by companies with significantly greater resources and name recognition, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In June 1995, the Company and the Cornell Foundation entered into an Exclusive Software License Agreement (the "License Agreement") that granted to the
Company the exclusive worldwide right to develop, modify, market, distribute and sublicense commercial versions of Freeware CU-SeeMe and its related server. Since that time, the Company has significantly redirected its efforts, and particularly its product development and marketing efforts, to focus on its videoconferencing products. As of September 30, 1996, 31 of the Company's 43 research and development employees were devoted to developing Internet videoconferencing technologies. The Company began shipping Enhanced CU-SeeMe and the White Pine Reflector in March 1996 and May 1996, respectively, and therefore has not had the opportunity to determine the extent to which these products will succeed in the marketplace. A number of companies have introduced, or have announced plans to introduce, videoconferencing software that will compete with Enhanced CU-SeeMe and the White Pine Reflector, including software for use over the Internet. The Company's future success will depend in significant part on its ability to develop and introduce new products and to continue to improve the performance, features and reliability of its products, including Enhanced CU-SeeMe and the White Pine Reflector, in response to both competing product offerings and evolving marketplace demands. There can be no assurance that the Company will be successful in developing new products or that any new products will be accepted in the marketplace. The Company's future success will also depend on its ability to comply with developing industry standards for videoconferencing over the Internet. The introduction of competing products that incorporate new technology or the emergence of new industry standards may render the Company's existing products obsolete and unmarketable. Any failure or inability of Enhanced CU-SeeMe, the White Pine Reflector or other new products to perform substantially as anticipated or to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products" and "--Competition."

Dependence Upon License Agreement; Limited Proprietary Protection

  The Company's success is heavily dependent upon its proprietary technology. The Company's videoconferencing products, Enhanced CU-SeeMe and the White Pine Reflector, are commercial versions of Freeware CU-SeeMe and its related server. The Company's ability to develop, modify, market, distribute and sublicense Enhanced CU-SeeMe and the White Pine Reflector, as well as the right to use the trademark "CU-SeeMe," derives entirely from the License Agreement with the Cornell Foundation. In order to maintain the exclusivity provisions of the License Agreement, the Company must meet certain staffing, product introduction and sublicensing obligations. There can be no assurance that the Company will meet these obligations. Any failure to meet such obligations will permit the Cornell Foundation to grant licenses to other companies, including competitors of the Company, to develop, sell and sublicense commercial versions of Freeware CU-SeeMe and its related server. In addition, the Company's right to issue sublicenses is contingent upon the Company's continued marketing of commercial versions of Freeware CU-SeeMe and its related server. Even if the Company fulfills such obligations, the License Agreement has a fixed term ending December 1, 1998. Although the License Agreement contains certain provisions for automatic annual renewal, the License Agreement may be terminated by the Cornell Foundation for "cause." Under the License Agreement, "cause" includes failure by the Company to pay any amount due under the License Agreement, if not cured within 30 days of written notice of such failure to pay, or any "material breach" of the License Agreement by the Company, if not cured within 90 days of written notice of such breach. "Material breach" includes failure to exercise due diligence to develop, manufacture and market commercial versions of Freeware CU-SeeMe and its related server, failure to grant sublicenses as required by the License Agreement, failure to maintain quality control over the Company's commercial versions of Freeware CU-SeeMe and its related server, and failure to develop and exploit the market to the extent necessary to meet the Company's minimum royalty obligations under the License Agreement. Any termination of the License Agreement would have a material adverse effect on the Company's business, financial condition and results of operations. The License Agreement requires that the Company pay royalties based on the Company's net revenue from its commercial versions of Freeware CU-SeeMe and its related server (subject to certain minimum per-copy royalties) and share sublicensing income with the Cornell Foundation. The License Agreement also requires that the Company make certain annual minimum royalty payments, including minimum payments based on royalties from sublicensing. As of the date of this Prospectus, the Company has not paid the minimum amount payable with respect to sublicensing royalties for the period from June 1, 1995 through November 30, 1996; the failure to pay this minimum amount by November 30, 1996 would constitute "cause" for termination of the License Agreement, as described above. Moreover, Freeware CU-SeeMe and its related server are freely available on the Internet. Such availability may adversely affect sales of licenses for Enhanced CU-SeeMe and the White Pine Reflector. The Company also depends upon the Cornell Foundation, as the owner of the trademark "CU-SeeMe," to protect and enforce rights in the trademark. Any failure of the Cornell Foundation to protect or enforce such rights could substantially impair the value of such trademark and the Company's rights to use such trademark.

  The Company currently has no patents and relies primarily on copyright, trademark and trade secrets law, as well as employee and third-party non-disclosure agreements, to protect its intellectual property. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. Certain of the Company's products, including Enhanced CU-SeeMe and the White Pine Reflector, are licensed to customers under "shrink wrap" licenses included as part of the product packaging. Although in certain sales the Company's shrink wrap licenses are accompanied by specifically negotiated agreements signed by the licensee, in most cases its shrink wrap licenses are not negotiated with or signed by individual licensees. Certain provisions of the Company's shrink wrap licenses, including provisions limiting the Company's liability and protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. Also, the Company has delivered certain technical data and information relating to Enhanced CU-SeeMe and the White Pine

Reflector to the United States government and, as a result, the United States government may have unlimited rights to use such technical data and information or to authorize others to use such technical data and information. There can be no assurance that the United States government will not authorize others to use such technical data and information for purposes competitive with those of the Company. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company believes that its products and technology do not infringe the proprietary rights of others, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company has received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the software industry have an increasing number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. Third parties may assert exclusive patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertion or prosecution will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Proprietary Rights."


Risks Associated with International Operations

  Revenue from international sales represented 11%, 20% and 30% of the Company's total revenue in the fiscal years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. The increased level of international revenue in the six months ended June 30, 1996 reflected the acquisition of ASC on a purchase accounting basis effective as of November 1, 1995. ASC generates a majority of its revenue from outside the United States. As part of its business strategy, the Company intends to seek opportunities to expand its product and service offerings into additional international markets. The Company believes that expansion into new international markets is critical to the Company's ability to continue to grow and to market its products and services. In marketing its products and services internationally, the Company will likely face new competitors. There can be no assurance that the Company will be successful in developing localized versions of its products for new international markets or in marketing or distributing products and services in these markets or that its international revenue will be adequate to offset the expense of establishing and maintaining international operations. The Company's international business may be adversely affected by changing economic conditions in foreign countries. The majority of the Company's sales are currently denominated in U.S. dollars, but there can be no assurance that a significantly higher level of future sales will not be denominated in foreign currencies. To the extent the Company makes sales denominated in currencies other than U.S. dollars, gains and losses on the conversion of those sales to U.S. dollars may contribute to fluctuations in the Company's business, financial condition and results of operations. In addition, fluctuations in exchange rates could affect demand for the Company's products and services. Conducting an international business inherently involves a number of other difficulties and risks, such as export restrictions, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, software piracy, political instability, seasonal reductions in business activity in Europe and certain other parts of the world during the summer months, and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, financial condition and results of operations. See "Business--Strategy."


Dependence on Key Personnel

  The Company's success to date has depended to a significant extent on Howard
R. Berke, its Chairman, President and Chief Executive Officer, David O. Bundy, its Vice President of Engineering, Killko A. Caballero, its Senior Vice President of Research and Development and Chief Technology Officer, and a number of other key management, engineering, research and development, sales and operational personnel. The loss of the services of Mr. Berke, Mr. Bundy or Mr. Caballero or any of the Company's other key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its future success will depend in large part on its ability to attract and retain highly qualified management, engineering, research and development, sales and operational personnel. In particular, the Company will need to hire and train additional software developers in order to support and increase its recent software licensing activities. Competition for all of these personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining key personnel. The failure of the Company to hire, train and retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company does not maintain key person life insurance policies on its key personnel, except for a policy with respect to Mr. Berke in the amount of $1.0 million. See "Business--Employees" and "Management."


Risks Associated with Creating and Accessing New Distribution Channels

  The Company's primary strategy for marketing Enhanced CU-SeeMe and the White Pine Reflector is to form channel relationships in key markets with major distributors. The Company also intends to license Enhanced CU-SeeMe and the White Pine Reflector to original equipment manufacturers ("OEMs"), value-added resellers ("VARs") and additional distributors for bundling with their products and services. The Company expects that its future success will depend in large part upon these OEMs, VARs and distributors. The performance of these OEMs, VARs and distributors will be outside the control of the Company, and the Company is unable to predict the extent to which these organizations will be successful in marketing and selling Enhanced CU-SeeMe or the White Pine Reflector or products incorporating Enhanced CU-SeeMe or the White Pine Reflector. The Company's failure to establish relationships with OEMs, VARs and distributors could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is currently seeking to establish distribution relationships with retail channels, including store chains, superstores and catalog sales, for Enhanced CU-SeeMe. The Company has no prior experience in selling software through retail channels, and no assurance can be given that it will succeed in establishing a retail network for Enhanced CU-SeeMe or that, if established, such a network will not result in unexpected expenses for inventory, returned software, distribution or otherwise. The Company's distributors typically carry the products of competitors of the

Company, many of whom have substantially greater financial resources than the Company. The distributors have limited capital to invest in inventory, and their decisions to purchase the Company's products and, in the case of retail stores, to give them critical shelf space, are partly a function of pricing, terms and special promotions offered by the Company and its competitors, over which the Company has no control and which it cannot predict. See "Business--Marketing and Distribution."

  The Company also distributes certain of its products electronically through the Internet. By distributing its products through the Internet, the Company may decrease demand for its products and increase the likelihood of unauthorized copying and use of its software. The Company has allowed and intends to continue to allow customers to download certain of its products for a free evaluation period.


Risk of Product Defects

  Software developed and incorporated by the Company may contain significant undetected errors when first released or as new versions are released. Although the Company tests its software before commercial release, there can be no assurance that errors in the software will not be found after customers begin to use the software. Enhanced CU-SeeMe 2.1 for Windows, the release of which was announced on September 30, 1996, corrects a number of such errors in Enhanced CU-SeeMe 2.0. The Company intends to ship Enhanced CU-SeeMe 3.0, which the Company expects will support relevant Internet and International Telecommunications Union standards and incorporate a number of new features, in the first quarter of 1997. Any error in Enhanced CU-SeeMe 3.0, the White Pine Reflector or the Company's other products may result in decreased revenue or increased expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the errors. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is a defendant in 13 lawsuits pending in New York federal and state courts in which the plaintiffs claim to suffer from carpal tunnel syndrome, or "repetitive stress injuries," as a result of having used computer keyboards that are alleged to have been defectively designed by a predecessor of the Company. None of these suits has reached trial and additional information detrimental to the Company could be developed in the course of discovery. Although the Company has established a reserve for these suits that the Company believes is adequate, there can be no assurance that the Company's liabilities under these suits will not substantially exceed that reserve. See "Business-- Legal Proceedings."


Dependence on Third-Party Software

  In addition to Freeware CU-SeeMe and its related server, the Company depends upon certain other software that it licenses from third parties, including voice compression technology from Voxware, Inc., global Internet conferencing "white pages" software from Four11 Corporation, video compression/decompression software ("codec") from Crystal Net Corporation and whiteboard software from Group Technologies, Inc. d/b/a Group Logic, Inc. and DataBeam Corporation. Certain of these licenses are for limited terms, have certain minimum royalty obligations or may be terminated if the Company breaches the terms of the license. There can be no assurance that these suppliers will continue to license this software to the Company on commercially reasonable terms. Most of the Company's third-party licenses are non-exclusive and there can be no assurance that the Company's competitors will not obtain licenses to and utilize such software in competition with the Company. There can be no assurance that licensors of software utilized in the Company's products will continue to provide, enhance or support such software in the form utilized by the Company, nor can there be any assurance that the Company will be able to modify its own software to adapt to any changes in the licensed software. In addition, there can be no assurance that financial or other difficulties that may be experienced by such third-party suppliers will not have a material adverse effect on the availability, quality or support of software incorporated in the Company's products, or that, if such software becomes unavailable, the Company would be able to find suitable alternatives on a timely basis and on commercially reasonable terms. The loss of or inability to maintain any of these licenses could result in the discontinuation of, or delays or reductions in, product shipments unless and until equivalent technology is identified, licensed and integrated with the Company's software, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Proprietary Rights."


Risks Associated with Potential Acquisitions

  The Company may use a portion of the net proceeds of this offering to acquire or invest in companies, technologies or products that complement the Company's business or its product offerings. Any future acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of software development costs or the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of any acquired company, the diversion of management's attention from other business concerns, the disruption of the Company's business, the entry into markets in which the Company has little or no direct prior experience and the potential loss of key employees of any acquired company. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with any such acquisition. The Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment.


Government Regulation and Legal Uncertainties

  At present, there are few laws or regulations that specifically address access to or commerce on the Internet. The increasing popularity and use of the Internet, however, enhance the risk that the governments of the United States and other countries in which the Company sells or expects to sell its products will seek to regulate videoconferencing and the Internet with respect to, among other things, user privacy, pricing, and the characteristics and quality of products and services. Any such regulation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Internet has only recently come into widespread use, it is not yet clear how existing laws governing issues such as libel, privacy and the ownership of intellectual property will apply to communications over the Internet. The Company is unable to predict the impact, if any, that existing or future legislation, legal decisions or regulations may have on its business, financial condition or results of operations. The Telecommunications Act of 1996, which was enacted in February 1996, purports to impose criminal liability on (i) any person that sends or displays in a manner available to minors indecent or patently offensive material on an interactive computer service such as the Internet and (ii) any entity that knowingly permits facilities under its control to be used for such activities. In June 1996, a special three-judge panel in federal district court found these provisions unconstitutional and issued a preliminary injunction against their enforcement. The U.S. Department of Justice has appealed this decision to the U.S. Supreme Court. If these provisions are upheld or if similar provisions are enacted in the future, they may inhibit the growth or use of the Internet and chill the development of Internet content, thereby decreasing the demand for the Company's Internet videoconferencing products or otherwise having a material adverse effect on the Company's business, financial condition and results of operations. In March 1996, the America's Carriers Telecommunication Association ("ACTA"), a group of telecommunications common carriers, filed a petition (the "ACTA Petition") with the Federal Communications Commission (the "FCC"), arguing that providers (such as the Company) of computer software products that enable voice transmission over the Internet (Internet "telephone" services) are operating as common carriers without complying with various regulatory requirements and without paying certain charges required by law. The ACTA Petition argues that the FCC has the authority to regulate both the Internet and the providers of Internet "telephone" services and requests that the FCC declare its authority over interstate and international telecommunications services using the Internet, initiate rulemaking proceedings to consider rules governing the use of the Internet for the provision of telecommunications services, and order providers of Internet "telephone" software to immediately cease the sale of such software pending such rulemaking. Certain parties have filed comments with the FCC regarding the ACTA Petition. The Company is unable to predict the outcome of this proceeding. Any action by the FCC to grant the relief sought by ACTA or otherwise to regulate use of the Internet as a medium of communication, including any action to permit local exchange carriers to impose additional charges for connections used for Internet access, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."


Future Capital Requirements

  Expansion of the Company's business will require significant additional expenditures for research and development, sales and marketing, capital equipment and working capital. The Company expects that the net proceeds of this offering and its current cash balances will be sufficient to fund its operations for at least the next twelve months. The Company's capital requirements will depend on many factors, including the progress of its research and development efforts, the receipt of software license fees and other product revenue, and the demand for the Company's products. The Company's existing bank line of credit will expire on January 1, 1997. There can be no assurance that the Company will not need to raise additional funds through public or private financings or that, if needed, such funds will be available on acceptable terms. The inability of the Company to raise needed funds would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


Absence of Public Market; Possible Volatility of Stock Price

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the offering. The initial public offering price of the Common Stock has been determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the offering. For a description of the factors considered in determining the initial public offering price, see
"Underwriting." Factors such as quarterly variations in the Company's results of operations, announcements of technological innovations or new products by the Company, its competitors and others, market conditions in the industry and changes in financial estimates by public market analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced substantial price and volume fluctuations, which have affected the market prices of many high technology companies, particularly Internet-related companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of the Common Stock. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation against the Company could result in substantial costs and diversion of management's attention and other resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.


Substantial Influence of Existing Stockholders

  After the sale of the shares of Common Stock offered hereby, the Company's executive officers, directors and five percent stockholders will beneficially own an aggregate of approximately 48% of the outstanding shares of Common Stock (approximately 46% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, if acting together, would effectively be able to control most matters requiring the approval of stockholders of the Company, including the election of directors or the approval of significant corporate matters. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."


Shares Eligible for Future Sale; Possible Adverse Effect on Market Price

  Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through sales of its equity securities. Upon completion of this offering, there will be 9,030,384 shares of Common Stock outstanding (assuming no exercise of options outstanding after October 10, 1996), of which the 3,000,000 shares of Common Stock sold in this offering (plus an additional 450,000 shares which will be outstanding if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the United States without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,030,384 shares of Common Stock outstanding are "restricted securities" as defined in Rule 144 under the Securities Act (the "Restricted Shares"). Of the Restricted Shares, 5,946,321 shares are subject to lock-up agreements, pursuant to which the holders of such shares have severally agreed that, without the prior written consent of Cowen & Company, they will not offer, sell, assign, transfer, encumber, contract to sell, grant an option, right or warrant to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into, derivative of or exercisable or exchangeable for Common Stock for 180 days commencing on the date of this Prospectus, except for shares of Common Stock purchased in this offering or in the public market pursuant to brokers' transactions. Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares from the restrictions imposed by such agreements. Of the Restricted Shares not subject to such lock-up agreements, 40,824 shares will be eligible for immediate sale in the public market on the effective date of the registration statement of which this Prospectus forms a part (the "Effective Date") pursuant to Rule 144(k) under the Securities Act and an additional 417 shares will first become eligible for sale in the public market 90 days after the Effective Date pursuant to Rule 144, subject in certain cases to the volume limitations and other conditions imposed by Rule 144. Upon the expiration of the lock-up agreements 180 days after the date of this Prospectus, an additional 3,543,100 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144. The Securities and Exchange Commission (the "Commission") has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares to become eligible for sale in the public market pursuant to Rule 144. Based on securities outstanding as of October 10, 1996, it is expected that after the closing of this offering the holders of 5,844,974 shares of Common Stock (plus 294,044 shares of Common Stock issuable upon exercise of outstanding options) will have the right to cause the Company to register the sale of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." In addition, the Company intends to file one or more registration statements on Form S-8 with respect to 1,612,721 shares of Common Stock issued or issuable under its stock option plans, its employee stock purchase plan or other outstanding options. Shares covered by any such registration statement will be eligible for sale in the public market upon the effectiveness of such registration statement. See "Management--Benefit Plans" and "Shares Eligible for Future Sale."


Management's Discretion as to Use of Unallocated Net Proceeds

  The principal purposes of this offering are to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company has no specific plans for the use of a substantial portion of the net proceeds of this offering. The Company expects to use such proceeds to repay approximately $274,000 of indebtedness and to use the remaining approximately $23,886,000 of such proceeds for general corporate purposes, including working capital. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

Anti-Takeover Effect of Charter Provisions, By-Laws and Delaware Law

  The Restated Charter and the Restated By-Laws contain provisions that could discourage takeover attempts or make more difficult the acquisition of a substantial block of the Common Stock. The Restated Charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. The Restated By-Laws provide that special meetings of the Company's stockholders may be called by the President and must be called by the President or the Secretary at the written request of a majority of the directors. The Restated By-Laws provide that nominations for directors may not be made by a stockholder at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Company of its intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. The Restated By-Laws also require a stockholder to provide to the Secretary of the Company advance notice of business to be brought by such stockholder before any annual or special meeting of stockholders as well as certain information regarding such stockholder and others known to support such proposal and any material interest they may have in the proposed business. These provisions could delay any stockholder actions that are favored by the holders of a majority of the outstanding stock of the Company until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding stock of the Company, could only take action at a duly called stockholders' meeting and not by written consent. In addition, the Board of Directors is authorized to issue shares of Common Stock and Preferred Stock which, if issued, could dilute and adversely affect various rights of the holders of Common Stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company.

  Following this offering, the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. The foregoing and other provisions of the Restated Charter and the Restated By-Laws and the application of Section 203 of the Delaware General Corporation Law could deter certain takeovers or tender offers or could delay or prevent certain changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Description of Capital Stock."


Absence of Dividends

  The Company has never declared or paid any cash dividends on its capital stock and does not currently expect to pay any cash dividends in the foreseeable future. In addition, the terms of the Company's existing bank line of credit and term loan prohibit the Company from declaring or paying cash dividends on the Common Stock. See "Dividend Policy."


Immediate and Substantial Dilution

  Purchasers in the offering will experience immediate and substantial dilution in the pro forma net tangible book value per share of the Common Stock from the initial public offering price, in the amount of $6.12 per share. Additional dilution will occur upon the exercise of outstanding stock options. See "Dilution" and "Management--Benefit Plans."